As filed with the Securities and Exchange Commission on August 29, 2011
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Walter Investment Management Corp.
(Exact name of registrant as specified in its charter)

Maryland	13-3950486
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
3000 Bayport Drive, Suite 1100
Tampa, FL 33607
(813) 421-7600
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Stuart D. Boyd, Esq.
Vice President, General Counsel and Secretary
Walter Investment Management Corp.
3000 Bayport Drive, Suite 1100
Tampa, FL 33607
(813) 421-7600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Risë B. Norman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3954
Telephone: (212) 455-2000
Facsimile: (212) 455-2502

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)	per Unit(2)	Offering Price(2)	Fee
Common stock, par value $0.01 per share	1,812,532	$23.89	$43,292,326.82	$5,026.24

(1)	This Registration Statement registers 1,812,532 shares of common stock of Walter Investment Management Corp. This Registration Statement also relates to such additional shares of common stock of Walter Investment Management Corp. as may be issued with respect to such shares of common stock by way of a stock dividend, stock split or similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low per share prices of common stock of Walter Investment Management Corp. as reported on the New York Stock Exchange on August 26, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 29, 2011

PROSPECTUS

1,812,532 Shares

Walter Investment Management Corp.

Common Stock

This prospectus covers 1,812,532 shares of our common stock that may be offered for resale from time to time by the selling stockholder named in this prospectus. These shares consist of shares of our common stock that we issued to the selling stockholder in connection with our acquisition of GTCS Holdings LLC. We are not offering any shares of common stock pursuant to this prospectus, and we will not receive any of the proceeds from the sale of shares by the selling stockholder.

This prospectus describes the general manner in which the shares of common stock may be offered and sold by the selling stockholder. If necessary, the specific manner in which shares of common stock may be offered and sold will be described in a supplement to this prospectus.

The shares of common stock are listed on the New York Stock Exchange Amex under the symbol “WAC.” On August 26, 2011, the last reported sale price of the common stock on the New York Stock Exchange Amex was $24.05 per share.

Investing in our common stock involves risks. See the risks described under “Risk Factors” on page 2 of this prospectus, Item 1A of our most recent Quarterly Report on Form 10-Q and Item 1A of each subsequently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our common stock. See “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2011

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different information. The selling stockholder is not making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents. You should read all information supplementing this prospectus.

In this prospectus, unless otherwise stated or indicated by context, references to “Walter,” the “Company,” “we,” “us” and “our” refer to Walter Investment Management Corp., a Maryland corporation, and its consolidated subsidiaries, including, as of the Green Tree Acquisition, Green Tree (each as defined herein).

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration process, the selling stockholder may offer or sell from time to time up to an aggregate of 1,812,532 shares of common stock in one or more offerings.

Pursuant to the Membership Interest Purchase Agreement, dated as of March 25, 2011, by and among GTCS Holdings LLC, the Company and the other parties thereto (the “Purchase Agreement”), Walter Investment Management Corp., at its expense and subject to certain limitations, agreed to register on a “shelf” registration statement under the Securities Act all of the shares of common stock received by the selling stockholder in connection with our acquisition of GTCS Holdings LLC, which we refer to as the registrable securities. In addition, pursuant to the Purchase Agreement, Walter Investment Management Corp. has agreed to indemnify and hold harmless all holders of registrable securities and certain of their affiliates against certain losses, claims, damages or liabilities, including certain liabilities under the Securities Act.

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FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act of 1934, or the Exchange Act, such as statements relating to our financial condition, results of operations, plans, objectives, future performance or expectations, and business operations. These statements relate to expectations concerning matters that are not historical facts. Accordingly, statements that are based on management’s projections, estimates, assumptions, and judgments constitute forward-looking statements. These forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “assume,” “anticipate,” “plan,” “estimate,” “approximately,” “intend,” “objective,” “goal,” “project,” and other similar words and expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may.” These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and such statements involve inherent risks and uncertainties. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will in fact occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Such factors and assumptions include, but are not limited to those described under “Risk Factors,” in this prospectus as well as those described under “Risk Factors” in of our most recent Quarterly Report on Form 10-Q and each subsequently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K (which documents are incorporated by reference herein), and the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto.

In particular (but not by way of limitation), the following important factors and assumptions could affect our future results and could cause actual results to differ materially from those expressed in the forward-looking statements:

•	local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends and developments in particular;

•	the effects of continued volatility in the volume of U.S. home sales and home prices, due to adverse economic changes or otherwise;

•	the integration of Marix Servicing LLC, or Marix, and GTCS Holdings LLC, or Green Tree, into our business, and the realization of anticipated synergies, cost savings and growth opportunities from the acquisitions;

•	the ability to maintain our relationships with our existing clients, particularly those of Marix and Green Tree following our acquisition of these businesses, and to establish relationships with new clients;

•	changes in federal, state and local policies, laws and regulations affecting our business, including mortgage financing or servicing, changes to licensing requirements, and/or the rights and obligations of property owners, mortgagees and tenants; changes caused by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the status of government-sponsored entities and state, federal and foreign tax laws and accounting standards;

•	the effects of any changes to the servicing compensation structure for mortgage servicers pursuant to the programs of government-sponsored entities;

•	fluctuations in interest rates and levels of mortgage prepayments;

•	financing sources and availability, and future interest expense;

•	our ability to qualify and remain qualified as a government-sponsored entity-approved servicer or component servicer, including the ability to continue to comply with the government-sponsored entities’ respective servicing guides, including any changes caused by the Dodd-Frank Act;

ii

•	our ability to raise capital to make suitable investments to expand our business;

•	the availability of suitable investments for any capital that we are able to raise and risks associated with any such investments we may pursue;

•	risks associated with expanding our business outside of our current geographic footprint and/or expanding the scope of our business to include activities not currently undertaken by our business;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operations;

•	natural disasters and adverse weather conditions, especially to the extent they result in material payouts under insurance policies placed with our captive insurance subsidiary;

•	the effectiveness of risk management strategies;

•	unexpected losses resulting from pending, threatened or unforeseen litigation or other third party claims against us;

•	the ability or willingness of Walter Energy, Inc. and other counterparties to satisfy material obligations under agreements with us;

•	our continued listing on the NYSE Amex;

•	uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs;

•	future performance generally; and

•	other presently unidentified factors.

All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. Such forward-looking statements speak only to the date that such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events, unless otherwise required by law. Many of these factors are beyond our control and you should read carefully the factors described in the “Risk Factors” section beginning on page 2 of this prospectus as well as those described under “Risk Factors” in our most recent Quarterly Report on Form 10-Q and each subsequently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K (which documents are incorporated by reference herein), and the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus or in any prospectus supplement hereto. We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect these statements other than material changes to such information.

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PROSPECTUS SUMMARY

Walter Investment Management Corp.

We are a mortgage servicer and mortgage portfolio owner specializing in credit-challenged, non-conforming residential loans in the United States, or U.S. We also originate, place, purchase, and provide property insurance for residential loans. We also provide ancillary mortgage advisory and collection services. We have six wholly owned, primary subsidiaries: Green Tree, Walter Mortgage Company, LLC, or WMC, Hanover Capital Partners 2, Ltd., doing business as Hanover Capital, Marix, Best Insurors, Inc., or Best, and Walter Investment Reinsurance Company, Ltd., or WIRC.

Our business, headquartered in Tampa, Florida, was established in 1958 as the financing business of Walter Energy, Inc., formerly known as Walter Industries, Inc., or Walter Energy. Throughout the Company’s history, it purchased residential loans originated by Walter Energy’s homebuilding affiliate, Jim Walter Homes, Inc., or JWH, originated and purchased residential loans on its own behalf, and serviced these residential loans to maturity. We have continued these servicing activities since spinning off from Walter Energy in 2009. In 2010, we began acquiring pools of residential loans; and, through our acquisition of Marix, we began offering high-touch servicing to third parties. Over the past 50 years, we have developed significant expertise in servicing credit-challenged accounts through our differentiated high-touch approach which involves significant face-to-face borrower contact by trained servicing personnel strategically located in the markets where our borrowers reside. As of June 30, 2011, we employed 312 employees and serviced approximately 34,000 individual residential loans for our owned portfolio and approximately 5,500 for other investors. As of June 30, 2011, our portfolio consisted of securitized residential loans with a principal balance of $1.8 billion and approximately $4.1 million of unencumbered residential loans.

Throughout this prospectus, references to “residential loans” refer to residential mortgage loans and residential retail installment agreements and references to “borrowers” refer collectively to borrowers under our residential mortgage loans and installment obligors under our residential retail installment agreements.

Recent Developments

On July 1, 2011, we acquired all of the outstanding shares of Green Tree (the “Green Tree Acquisition”). Green Tree, based in St. Paul, Minnesota, is an independent, fee-based business services company, which provides high-touch, third-party servicing of credit-sensitive consumer loans. We believe that the acquisition of Green Tree increases our ability to provide specialty servicing and to generate recurring fee-for-service revenues from an asset-light platform which may provide us with diversified revenue streams from complementary businesses. As a result of the Green Tree Acquisition, we increased to approximately 2,200 employees and we no longer qualified as a Real Estate Investment Trust, or REIT. Green Tree’s results of operations will be combined with ours beginning on July 1, 2011, the date of the Green Tree Acquisition.

Corporate Information

Our principal executive offices are located at 3000 Bayport Drive, Suite 1100, Tampa, FL 33607, and our phone number is (813) 421-7600. Our Internet website address is www.walterinvestment.com. Information on our website is not a part of, or incorporated by reference in, this prospectus or any accompanying prospectus supplement.

RISK FACTORS

You should carefully review and consider the risks described below as well as the risk factors contained in our most recently filed Quarterly Report on Form 10-Q and in our subsequent Quarterly Reports on Form 10-Q incorporated by reference herein and other information contained in this prospectus, before making a decision to purchase our common stock in this offering. If any of the risks described below should occur, our business, prospects, financial condition, cash flows, liquidity, results of operations and funds from operations could be materially and adversely affected. In that case, the trading price of our common stock could decline and you may lose some or all of your investment in our common stock. The risks and uncertainties described below are not the only risks that may have a material adverse effect on us. Additional risks and uncertainties that we currently are unaware of, or that we currently deem to be immaterial, also may become important factors that adversely impact us and your investment in our common stock. Further, to the extent any of the information contained in this prospectus constitutes forward-looking information, the risk factors set forth below are cautionary statements identifying important factors that could cause our actual results for various financial reporting periods to differ materially from those expressed in any forward-looking statements made by or on behalf of us.

Risks Related to Our Common Stock and Funds We Raise for Investment

Market interest rates may have an effect on the trading value of our shares.

One of the factors that investors may consider in deciding whether to buy or sell our common stock is our dividend rate as a percentage of our share price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher dividend rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and capital market conditions can affect the market value of our shares. For instance, if interest rates rise, it is likely that the market price of our shares will decrease as market rates on interest-bearing securities, such as bonds, increase.

Additionally, with the consummation of the Green Tree Acquisition, the Company no longer qualifies as a REIT. Consequently, effective as of January 1, 2011, we will no longer distribute a minimum of 90% of our taxable income each year as was required to maintain our REIT status. Instead, all future distributions, if any, will be made at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition and liquidity, and such other factors as the board of directors deems relevant, as well as any contractual restrictions, including the covenants in our credit agreements that limit our ability to pay dividends.

Investing in our shares may involve a high degree of risk.

The investments we make in accordance with our investment objectives may result in a high amount of risk when compared to alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, are subject to credit risk, interest rate, and market value risks, among others and therefore an investment in our shares may not be suitable for someone with lower risk tolerance.

Broad market fluctuations could negatively impact the market price of our common stock.

The stock market has recently experienced extreme price and volume fluctuations that have affected the market price of the shares of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock or cause the market price for our common stock to fluctuate significantly in response to factors beyond our control and unrelated to our business. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock. See “Price Range of Common Stock.”

We may issue shares of preferred stock with greater rights than our common stock.

Our charter authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our stockholders. Any preferred stock that is issued will rank ahead of our common stock in terms of dividends, liquidation rights, or voting rights. If we issue preferred stock, it may adversely affect the market price of our common stock, decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock. See “Description of Capital Stock — Preferred Stock.”

Our common stock will rank junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding up.

In the event of a bankruptcy, liquidation or winding up, our assets will be available to pay obligations on the common stock only after all of our existing liabilities have been paid. In addition, upon our voluntary or involuntary liquidation, dissolution or winding up, holders of common stock will share ratably in the assets remaining after payments to creditors senior to them in our capital structure. As of August 1, 2011, we had total consolidated liabilities of approximately $1.1 billion. In the event of a bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities that rank senior to obligations owed to equity holders, to pay any amounts with respect to our common stock then outstanding.

Additional issuances of equity securities by us would dilute the ownership of our existing stockholders and could reduce our earnings per share.

We may issue equity in the future in connection with capital raisings, acquisitions, strategic transactions, or for other purposes. To the extent we issue substantial additional equity securities, the ownership of our existing stockholders would be diluted and our earnings per share could be reduced.

Risks Related to Our Organization and Structure

Certain provisions of Maryland law could inhibit a change in our control.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in our control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then prevailing market price of such shares. We are subject to the “business combination” provisions of the MGCL that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of our then outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder and, thereafter, imposes special appraisal rights and supermajority voting requirements on these combinations. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of a corporation prior to the time that the interested stockholder becomes an interested stockholder. This statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

The “control share” provisions of the MGCL provide that “control shares” of a Maryland corporation (defined as shares which, when aggregated with all other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in the election of directors) acquired in a “control share acquisition” (defined as the acquisition of outstanding “control shares,” subject to certain exceptions) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquirer of control shares, our officers and our employees who are also our directors. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

The “unsolicited takeover” provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain provisions if we have a class of equity securities registered under the Exchange Act, and at least three independent directors. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in our control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then current market price.

Our board of directors is divided into three classes of directors. Directors of each class are elected for three-year terms upon the expiration of their current terms, and each year one class of directors will be elected by our stockholders. The terms of the directors expire in 2012, 2013 and 2014, respectively. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interests of our stockholders.

Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our board of directors may, without stockholder approval, classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.

However, provisions in our charter that limited beneficial or constructive ownership of our stock by any one person to 9.8% in value of our outstanding stock and beneficial or constructive ownership of our common stock by any one person to 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock are no longer applicable as a result of the determination by our board of directors in connection with the Green Tree Acquisition that it was no longer in our best interests to continue to qualify as a REIT.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act of 1940.

We do not intend to register as an investment company under the Investment Company Act of 1940, or the Investment Company Act. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

In general, we expect to operate our company so that we will not be required to register as an investment company under the Investment Company Act because we are not engaged primarily, and do not propose to engage primarily, in the business of investing, reinvesting or trading in securities, and we do not own or propose to acquire investment securities having a value exceeding 40% of our total assets. If investment securities comprise more than 40% of our total assets in the future, we could be required to restructure our activities in a manner that or at a time when we would not otherwise choose to do so, which could negatively affect the value of shares of our common stock and the sustainability of our business model. Criminal and civil actions could also be brought against us if we failed to comply with the Investment Company Act.

Our board of directors’ election to terminate our REIT election no longer requires us to distribute substantially all of our net taxable income to our stockholders.

Our charter permits our board of directors to revoke or otherwise terminate our REIT election if the board determines that it is no longer in the best interests of the Company to continue to operate as a REIT. The board made such a determination in connection with the Green Tree Acquisition and, as a result of our ceasing to operate as a REIT, we are not required to distribute substantially all of our net taxable income to our stockholders.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling stockholder. The selling stockholder will receive all of the net proceeds from this offering. See “Selling Stockholder.”

DETERMINATION OF OFFERING PRICE

This offering is being made solely to allow the selling stockholder to offer and sell shares of our common stock to the public. The selling stockholder may offer for resale some of its shares at the time and price that it chooses. On any given day, the price per share is likely to be based on the market price of our common stock, as quoted on the NYSE Amex on the date of sale, unless shares are sold in private transactions. Consequently, we cannot currently determine the price at which the shares offered for resale pursuant to this prospectus may be sold.

PRICE RANGE OF COMMON STOCK

On April 20, 2009, following the effective date of the Merger between Walter Investment Management Corp. and Hanover Capital Mortgage Holdings, Inc., our common stock commenced trading on the NYSE Amex under the symbol “WAC.” Prior to April 20, 2009, our common stock was traded on the NYSE Amex under the symbol “HCM.” As of August 3, 2011, there were 27,642,619 shares of common stock outstanding and 167 holders of record of our common stock.

The following table sets forth the high and low closing sales prices for our common stock for the periods indicated.

	Low	High

2011
Third Quarter (through August 26, 2011)	$18.50	$27.91
Second Quarter ended June 30, 2011	$15.87	$22.22
First Quarter ended March 31, 2011	$14.78	$20.22
2010
Fourth Quarter ended December 31, 2010	$16.51	$18.44
Third Quarter ended September 30, 2010	$15.58	$18.00
Second Quarter ended June 30, 2010	$15.00	$18.99
First Quarter ended March 31, 2010	$13.56	$16.81
2009
Fourth Quarter ended December 31, 2009	$11.83	$16.23
Third Quarter ended September 30, 2009	$13.01	$18.13
Second Quarter ended June 30, 2009 (April 20, 2009 to June 30, 2009)	$5.54	$14.42

The last reported sales price per share of our common stock on August 26, 2011 as reported on NYSE Amex was $24.05.

DIVIDEND POLICY

During the time when we elected to maintain REIT status, we were required to have declared dividends amounting to at least 90% of our net taxable income (excluding net capital gain) for each year by the time our U.S. federal tax return is filed. On December 15, 2010, we declared a dividend of $0.50 per share on our common stock which was paid on January 14, 2011 to stockholders of record on December 23, 2010.

The following table lists the per share cash dividends declared on each share of our common stock for the periods indicated. For periods prior to April 20, 2009, the information below relates to legacy Hanover.

Cash
Dividends
Declared
per Share

2011
First Quarter ended March 31, 2011	$0.00
Second Quarter ended June 30, 2011	0.00
2010
First Quarter ended March 31, 2010	$0.00
Second Quarter ended June 30, 2010	0.50
Third Quarter ended September 30, 2010	0.50
Fourth Quarter ended December 31, 2010	1.00
2009
First Quarter ended March 31, 2009	$0.00
Second Quarter ended June 30, 2009	0.00
Third Quarter ended September 30, 2009	0.50
Fourth Quarter ended December 31, 2009	1.00

As a result of the Green Tree Acquisition, we no longer meet REIT qualification tests, and our REIT election pursuant to Section 856(g) of the Internal Revenue Code of 1986, as amended, terminated with retroactive effect as of January 1, 2011. In approving the Green Tree Acquisition, our board of directors determined that it was not in the best interests of the Company to continue to be qualified as a REIT upon consummation of the Green Tree Acquisition. Consequently, all future distributions, if any, will be made at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition and liquidity, and such other factors as the board of directors deems relevant, as well as any contractual restrictions, including the covenants in our credit agreements that limit our ability to pay dividends.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES
TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under recently enacted legislation and administrative guidance, the relevant withholding agent may be required to withhold 30% of any dividends paid after December 31, 2013 and the proceeds of a sale of our common stock paid after December 31, 2014 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements.

SELLING STOCKHOLDER

The following table sets forth information with respect to the selling stockholder and the shares of our common stock beneficially owned by the selling stockholder as of August 26, 2011 that may from time to time be offered or sold pursuant to this prospectus. The selling stockholder may offer all, some or none of its shares of common stock. We cannot advise you as to whether the selling stockholder will, in fact, sell any or all of such shares of common stock. In addition, the selling stockholder listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

On July 1, 2011, we completed the Green Tree Acquisition as agreed in the Purchase Agreement. Pursuant to the Purchase Agreement, we agreed, among other things, to file a shelf registration statement covering the resale on a delayed or continuous basis of the common stock received by GTH LLC in the Green Tree Acquisition. This prospectus covers 1,812,532 shares of our common stock that may be offered for resale by the selling stockholder named in this prospectus and/or in an accompanying prospectus supplement and the persons to whom the selling stockholder may transfer its shares and validly assign its rights under the Purchase Agreement.

Information below with respect to beneficial ownership has been furnished by the selling stockholder and we have not sought to verify such information. Except as stated in the footnotes below, neither the selling stockholder nor its affiliates, officers, directors and principal equity holders has held any position or office or has had any material relationship with us or any of our predecessors or affiliates within the past three years.

The following table sets forth information with respect to the selling stockholder and the shares of our common stock beneficially owned by the selling stockholder that may from time to time be offered or sold pursuant to this prospectus. Information concerning the selling stockholder may change from time to time, and any changed information will be set forth in supplements to this prospectus or a post-effective amendment to the registration statement to which this prospectus relates if and when necessary. The selling stockholder may offer all, some or none of its shares of common stock. We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of common stock. In addition, the selling stockholder listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provides the information set forth in the table below.

Maximum
Number of
	Number of Shares		Shares Being	Number of Shares
	Beneficially Owned Before		Offered	Beneficially Owned After
	the Offering		Hereby	the Offering(1)
Name of Selling Stockholder	Number	Percent(2)	Number	Number	Percent

GTH LLC	1,812,532	6.6%	1,812,532	0	0%

(1)	For purposes of this table only, we have assumed that the selling stockholder will sell all of the shares of common stock offered by this prospectus.

(2)	Calculated based on rule 13d-3(d)(1)(i) of the Exchange Act using 27,642,619 shares of common stock outstanding as of August 3, 2011.

In accordance with the Purchase Agreement, we will pay all filing fees and all of our other expenses incurred in connection with the registration and resale of the selling stockholders’ shares being offered hereunder. The selling stockholder will pay any underwriting discounts and brokerage commissions and its other expenses incurred in connection with such registration and resale. We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholder may be required to make because of any of those liabilities.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and our charter and bylaws which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 90,000,000 shares of common stock having a par value of $0.01 per share and up to 10,000,000 shares of preferred stock, par value $0.01 per share. As of August 3, 2011, 27,642,619 shares of our common stock were issued and outstanding, all of which have been duly authorized, fully paid, and nonassessable, and no shares of preferred stock were issued and outstanding. Under Maryland law, our stockholders are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

Common stock

Voting Rights.  Subject to the rights of any other class or series of our stock and the provisions of our charter regarding restrictions on ownership and transfer of our stock, each outstanding share of our common stock will entitle the holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors, and the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the stockholders entitled to cast a majority of the votes entitled to be cast in the election of directors will be entitled to elect all of the directors then standing for election, and the remaining stockholders may not be able to elect any directors. Directors are elected by a plurality of the votes cast in the election of directors.

Dividends.  Subject to the preferential rights of any other class or series of our stock, the holders of our common stock generally will be entitled to receive dividends on such stock out of assets legally available for distribution to our stockholders when, and if, authorized by our board of directors and declared by us. All future distributions, if any, will be made at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition and liquidity, and such other factors as the board of directors deems relevant, as well as any contractual restrictions, including the covenants in our credit agreements that limit our ability to pay dividends.

Liquidation, Dissolution and Winding Up.  In the event of our dissolution, liquidation, or winding up, whether voluntary or involuntary, holders of our common stock will be entitled to share ratably in our net assets or funds that are legally available for distribution to our stockholders after satisfaction of our liabilities or after adequate provision has been made therefor, subject to the rights of any holders of our preferred stock, if any, outstanding at that time.

Preemptive Rights.  Holders of our common stock will have no preference, conversion, exchange, sinking fund or redemption rights and will have no preemptive rights to subscribe for any of our securities. Holders of our common stock will have no appraisal rights unless our board of directors determines that such rights apply to one or more transactions occurring after the date of such determination in connection with which such holders would otherwise be entitled to exercise appraisal rights.

Assessment.  All of our outstanding shares of common stock have been fully paid and are nonassessable. Any additional shares of common stock that we issue will be fully paid and nonassessable.

Preferred Stock

No shares of preferred stock are currently issued and outstanding. With respect to the issuance of preferred stock, our charter authorizes our board of directors to fix the rights, preferences, privileges and restrictions of any wholly unissued series of preferred shares, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms thereof, and the number of shares constituting any such series and the designation thereof. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock, and may have the effect of delaying, deferring or preventing a change of control of us.

Power to Reclassify Our Unissued Shares

Our board of directors may, without stockholder approval, classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock, including one or more classes or series of common stock or preferred stock that have priority with respect to voting rights, dividends, or upon liquidation over our common stock. Prior to the issuance of shares of each new class or series, our board of directors will be required by the MGCL and our charter to set, subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption for each class or series of stock.

Transfer Agent and Registrar

The transfer agent and registrar with respect to our common stock is Computershare Trust Company, N.A., whose address is 250 Royall Street, Canton, MA 02021 and whose telephone number is 781-575-2000.

Listing

Our common stock is traded on the NYSE Amex under the symbol “WAC.”

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW
AND OUR CHARTER AND BYLAWS

The following is a summary of certain provisions of Maryland law and of our charter and bylaws as well as the effects thereof. It does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and to our charter and bylaws.

Classification of our Board of Directors

Our charter provides that the number of our directors may be established only by our board of directors pursuant to our bylaws but may not be fewer than the minimum number required under the MGCL. Our bylaws further provide that the number of directors may not be more than 11. Pursuant to our charter, our board of directors is divided equally, or as nearly equally as possible, into three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Holders of shares of our common stock do not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of our shares of common stock entitled to vote are able to elect all of the successors of the class of directors whose terms expire at the meeting.

The classified board provision in our charter could have the effect of making the replacement of incumbent directors more time consuming and difficult. Two separate meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. The staggered terms of directors may delay, defer, or prevent a tender offer or an attempt to take control of us, even though a tender offer or a change of control may be in your best interests.

Except as may be provided in the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by the remaining directors, and any directors elected by the board of directors to fill a vacancy will serve for the remainder of the full term of the class of directorship in which the vacancy occurred.

Removal of Directors

A director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors (except for cause and by a substantial affirmative vote) and filling the vacancies created by the removal with their own nominees.

Business Combinations

Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	eighty percent of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation voting together as a single voting group; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder, voting together as a single voting group.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution excepted business combinations between us and any other person, provided that the business combination is first approved by our board of directors. This resolution, however, may be altered or repealed in whole or in part at any time.

Changes to the Charter; Approval of Extraordinary Actions

Under Maryland law, a Maryland corporation generally cannot amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these actions by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.

Our charter provides that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter will be required to approve amendments to certain provisions of our charter relating to (i) the terms of our common stock, (ii) the power of our board of directors to increase or decrease the number of directors, the filling of vacancies on our board of directors, the election of directors by preferred stockholders, the removal of directors and the classification of our board, (iii) the indemnification and exculpation of our directors and officers, (iv) advance notice of stockholder proposals, and (v) the vote required to approve charter amendments and extraordinary transactions.

Our charter provides that any other charter amendments or extraordinary actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Action by Stockholders

Under the MGCL and our charter and bylaws, stockholder action can only be taken at an annual or a special meeting of stockholders or by a unanimous written or electronic consent in lieu of a meeting. Our bylaws provide that the annual meeting of stockholders may be held on any date and at any time set by our board of directors. Our bylaws permit the chairman of the board, the president, the chief executive officer, or our board of directors to call a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders, and requires our corporate secretary to call a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of stockholders on the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting accompanied by the information required by our bylaws.

Changes to the Bylaws

Our board of directors has the exclusive power to adopt, alter, or repeal any provision of our bylaws and to make new bylaws.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to, directly or indirectly, exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain conditions and limitations, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision that exempts from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or by a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board,

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors in office and such director shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions of our charter and bylaws unrelated to Subtitle 8, we (i) have a classified board, (ii) vest in the board the exclusive power to fix the number of directors, by vote of a majority of the entire board, and (iii) require, unless called by our chairman of the board, our president, our chief executive officer or the board, the request of stockholders entitled to cast a majority of votes entitled to be cast on a matter to call a special meeting to act on such matter. We have elected to be subject to the provisions of Subtitle 8 that require a two-thirds vote of stockholders to remove a director, vest in the board of directors the exclusive power to fill vacancies on the board and provide that any director elected to fill a vacancy on the board will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualifies.

Special Meetings of the Stockholders

Our chairman, president, chief executive officer or board of directors may call a special meeting of our stockholders. A special meeting of our stockholders to act on any matter that may properly be brought before a meeting of stockholders also will be called by our corporate secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws. Our corporate secretary will be required to inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder will be required to pay such estimated cost to our corporate secretary prior to the preparation and mailing of any notice for such special meeting.

Advance Notice of Director Nomination and New Business

Pursuant to our charter and bylaws, a stockholder seeking to nominate an individual for election as a director or propose other business to be conducted at an annual meeting of our stockholders is required to provide notice to our corporate secretary. Our bylaws provide that, at any annual meeting of stockholders, nominations of individuals for election to our board of directors and proposals of business to be considered by stockholders may be made only (i) pursuant to the Company’s notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by a stockholder who was a stockholder of record at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business and who has complied with the advance notice procedures of our bylaws. The stockholder generally must provide notice to our corporate secretary not earlier than the 150th day nor later than 5: 00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of our proxy statement for the solicitation of proxies for election of directors at the preceding year’s annual meeting.

Only the business specified in our notice of meeting may be brought before any special meeting of stockholders. Our bylaws provide that nominations of individuals for election to our board of directors at a special meeting of stockholders may be made only (i) by or at the direction of our board of directors or (ii) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by any stockholder of record at the time of provision of the notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws. Such stockholder will be entitled to nominate one or more individuals, as the case may be, for election as a director if the stockholder’s notice, containing the information required by our bylaws, is delivered to our corporate secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of (i) the 90th day prior to such special meeting or (ii) the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees of our board of directors to be elected at the meeting.

Appraisal Rights

Holders of shares of our stock are not entitled to exercise any rights of an objecting stockholder except in connection with certain transactions subject to the Maryland business combination or control share acquisition statute or unless our board of directors determines that such rights apply to one or more transactions occurring after the date of such determination in connection with which such holders would otherwise be entitled to exercise appraisal rights.

Limitation of Liability

Under Maryland law, our stockholders generally will not be personally liable for our obligations solely as a result of their status as stockholders.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty which is established by a final judgment and is material to the cause of action. Our charter contains a provision that will limit, to the maximum extent permitted by Maryland statutory or decisional law, the liability of our directors and officers to us and our stockholders for money damages.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, will be limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter and bylaws require, to the maximum extent permitted by Maryland law, that the Company indemnify and pay or reimburse the reasonable expenses in advance of the final disposition of a proceeding of (i) any present or former director or officer and (ii) any individual who, while a director or officer and, at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of his or her service in any of the foregoing capacities. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and any of our or our predecessor’s employees or agents.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws

The business combination statute may discourage others from trying to acquire more than 10% of our voting stock without the advance approval of our board of directors, and may substantially delay or increase the difficulty of consummating any transaction with or change in control of us. Because we can exempt transactions from the business combination statute, the business combination statute will not interfere with a merger or other business combination approved by our board of directors. The power of our board of directors to authorize us to classify and reclassify unissued common stock or preferred stock, and authorize us to issue classified or reclassified shares, also could have the effect of delaying, deferring or preventing a change in control or other transaction.

Our classified board and our election to be subject to the provisions of Subtitle 8 relating to the removal of directors and filling of vacancies on the board of directors prevent our stockholders from removing incumbent directors except for cause and upon a substantial affirmative vote and from filling any vacancies created by such removal with their own nominees. Because our board of directors will be classified, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. These provisions could have the effect of making the removal and replacement of our incumbent directors more time-consuming and difficult and may delay, defer or prevent a proxy contest, tender offer or other attempt to change control of us.

These provisions, along with other provisions of the MGCL and our charter and bylaws discussed above and in “Description of Capital Stock” beginning on page 12 of this prospectus, including the supermajority vote that will be required to amend certain provisions of our charter, the advance notice provisions and the procedures that stockholders will be required to follow to request a special meeting, alone or in combination, could have the effect of delaying, deferring or preventing a proxy contest, tender offer, merger or other change in control of us that might involve a premium price for our common stockholders or otherwise be in the best interest of our stockholders, and could increase the difficulty of consummating any offer.

PLAN OF DISTRIBUTION

The selling stockholder, including its permitted transferees, pledgees or donees or their successors, may from time to time offer and sell the shares of our common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling stockholder or the purchasers of the shares of our common stock. These discounts, commissions or concessions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The shares of our common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These prices will be determined by the selling stockholder or by agreement between such selling stockholder and underwriters, broker-dealers or agents. The aggregate proceeds to the selling stockholder from the sale of the shares of our common stock offered by it will be the purchase price of the shares of our common stock less discounts, commissions and concessions, if any. The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The sales described above may be effected in transactions:

•	on any national securities exchange or quotation service on which the shares of our common stock may be listed at the time of sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options; or

•	any combination of such methods of sale.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sale of any shares of our common stock, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of shares of our common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver such shares to close out its short positions, or loan or pledge such shares to broker-dealers that in turn may sell such securities.

In order to comply with the securities laws of some states, if applicable, the shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the shares of our common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock may be deemed to be underwriting discounts or commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including liability under Sections 11 and 12 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling stockholder has acknowledged that it understands its obligation to comply, and it has agreed to comply, with the prospectus delivery and other provisions of the Securities Act and the Exchange Act, particularly Regulation M (or any successor rule or regulation).

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the shares of our common stock. The selling stockholder may ultimately not sell all, and conceivably may not sell any, of the shares of our common stock offered by it under this prospectus or any prospectus supplement. In addition, we cannot assure you that the selling stockholder will not transfer, devise or gift the shares of our common stock by other means not described in this prospectus or any prospectus supplement. Furthermore, the shares of common stock covered by this prospectus, which qualify for sale pursuant to Rule 144 of the Securities Act and may be sold under Rule 144 rather than pursuant to this prospectus or any applicable prospectus supplement.

To the extent required, the specific shares of our common stock to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement to which this prospectus relates.

We have agreed, among other things, to pay all filing fees and all of our other expenses incurred in connection with the registration and resale of the shares being offered by this prospectus. The selling stockholder will pay all underwriting discounts and commissions and its other expenses. We estimate that our total expenses associated with the offering of shares of our common stock by the selling stockholder will be approximately $210,276. We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholder may be required to make because of any of those liabilities.

LEGAL MATTERS

Venable LLP, Baltimore, Maryland, will pass on the validity of the common stock sold in this offering and certain other matters of Maryland law.

EXPERTS

The consolidated financial statements of Walter Investment Management Corp. and subsidiaries appearing in Walter Investment Management Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2010 and the effectiveness of Walter Investment Management Corp.’s internal control over financial reporting as of December 31, 2010 (excluding the internal control over financial reporting of Marix Servicing LLC), have been audited by Ernst & Young LLP, an independent registered certified public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of Walter Investment Management Corp.’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Marix Servicing LLC from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such consolidated financial statements and Walter Investment Management Corp. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 (which did not include an evaluation of the internal control over financial reporting of Marix Servicing LLC) are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited historical financial statements of GTCS Holdings LLC appearing in Walter Investment Management Corp.’s Current Report on Form 8-K/A, dated August 29, 2011, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement and any reports filed by us with the SEC after the date of this prospectus and before the date that the offerings of the shares of common stock by means of this prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

1. our Annual Report on Form 10-K for the year ended December 31, 2010 (File No. 001-13417);

2. our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 (File No. 001-13417);

3. our Current Reports on Form 8-K, filed March 8, 2011, March 28, 2011, March 30, 2011, May 2, 2011, May 16, 2011, June 17, 2011, July 5, 2011, July 8, 2011 and August 29, 2011 (other than information furnished pursuant to Item 2.02 and Item 7.01 and any related exhibits of any Current Report on Form 8-K, unless expressly stated otherwise therein) (File No. 001-13417);

4. the description of our common stock contained in the registration statement on Form 8-A filed on April 24, 2000 (File No. 001-13417), and any amendment or report filed for the purpose of updating such description; and

5. all documents filed by Walter Investment Management Corp. under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information furnished pursuant to Item 2.02 and Item 7.01 and any related exhibits of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and before the termination of the offerings to which this prospectus relates.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Walter Investment Management Corp., at 3000 Bayport Drive, Suite 100, Tampa, FL 33607. You also may contact us at (813) 421-7600 or visit our website at http://www.walterinvestment.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to purchase the shares offered hereby.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC relating to the shares of common stock covered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC.

You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

We are subject to the information requirements of the Exchange Act, and we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also are able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. Our filings with the SEC are also available to the public through the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We make available free of charge on the Investor Relations section of our website (http://investor.walterinvestment.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. We intend to make available to our stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses incurred or expected to payable by us in connection with the sale and distribution of the securities being registered. We will bear all filing fees and all of our other expenses incurred in connection with the registration and resale of the securities being registered. The selling stockholder will pay all underwriting discounts and commissions and its other expenses. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission Registration Fee	$5,026.24
Printing Expenses	$15,000.00
NYSE Amex Listing Fee	$30,000.00
Transfer Agent Fee	$250.00
Accounting Fees and Expenses	$30,000.00
Legal Fees and Expenses	$125,000.00
Miscellaneous	$5,000.00

Total	$210,276.24

Item 15.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty which is established by a final judgment and is material to the cause of action. Our charter contains a provision that will limit, to the maximum extent permitted by Maryland statutory or decisional law, the liability of our directors and officers to the Company and its stockholders for money damages.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, will be limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

The Company’s charter and bylaws require, to the maximum extent permitted by Maryland law, that the Company indemnify and pay or reimburse the reasonable expenses in advance of the final disposition of a proceeding of (a) any present or former director or officer and (b) any individual who, while a director or officer and, at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of his or her service in any of the foregoing capacities. The Company’s charter and bylaws also permits it to indemnify and advance expenses to any individual who served its predecessor in any of the capacities described above and any employee or agent of Company or its predecessor.

The Company has purchased insurance with respect to, among other things, any liabilities that may arise under the statutory provisions referred to above.

Reference is made to the Company’s Articles of Amendment and Restatement and its Bylaws which are filed as Exhibit 4.1 and Exhibit 4.2, respectively, to this Registration Statement on Form S-3 and are incorporated herein by reference.

Item 16.	Exhibits.

Following is a complete list of exhibits filed as part of this Registration Statement, which are incorporated herein.

Exhibit No.	Notes	Description of Exhibit

4.1	(1)	Articles of Amendment and Restatement, effective April 17, 2009
4.2	(2)	Bylaws, effective April 17, 2009
4.3	*	Specimen Common Stock Certificate
4.4	(3)	Membership Interest Purchase Agreement, dated as of March 25, 2011, by and among GTH LLC, GTCS Holdings LLC and Walter Investment Management Corp. and the exhibits thereto
5.1	*	Opinion of Venable LLP, regarding the legality of the securities being registered
23.1	*	Consent of Ernst & Young LLP, regarding the financial statements of Walter Investment Management Corp.
23.2	*	Consent of PricewaterhouseCoopers LLP, regarding the financial statements of GTCS Holdings LLC.
23.3	*	Consent of Venable LLP (included in Exhibit 5.1)
24.1	*	Power of Attorney (included on the signature page to the Registration Statement)

*	Filed herewith.

(1)	Incorporated herein by reference to Exhibit 10.1.25 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 23, 2009 (File No. 001-13417).

(2)	Incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 21, 2009 (File No. 001-13417).

(3)	Incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 30, 2011 (File No. 001-13417).

Item 17.	Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made a post-effective amendment to this registration statement;

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is relying on Rule 430B:

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the in the City of Tampa, State of Florida, on August 29, 2011.

Walter investment management corp.

By:	/s/ Mark J. O’Brien
Name:     Mark J. O’Brien

Title:	Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, a Maryland corporation, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitute and appoint Stuart D. Boyd and Kimberly A. Perez, and each of them (with full power to act alone), the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on August 29, 2011.

Signature	Title

/s/ Mark J. O’Brien Mark J. O’Brien	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Kimberly A. Perez Kimberly A. Perez	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Steven R. Berrard Steven R. Berrard	Director

/s/ Ellyn L. Brown Ellyn L. Brown	Director

/s/ Denmar J. Dixon Denmar J. Dixon	Director

Signature	Title

/s/ William J. Meurer William J. Meurer	Director

/s/ Shannon E. Smith Shannon E. Smith	Director

/s/ Michael T. Tokarz Michael T. Tokarz	Director